CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2020, relating to the financial statements of ARC Document Solutions, Inc. appearing in the Annual Report on Form 10-K of ARC Document Solutions, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

May 6, 2021